Exhibit 10.5

BANCORPSOUTH, INC.

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into by and among BancorpSouth, Inc., a Mississippi corporation (the “Company”), BancorpSouth Bank, a Mississippi-chartered bank (the “Bank”), and James Ronald Hodges (“Executive”). The Company and the Bank are collectively referred to herein as “BancorpSouth.”

W I T N E S S E T H:

WHEREAS, Executive has been employed as the Executive Vice President of the Company and the Bank and is a party to that certain Change in Control Agreement with BancorpSouth, dated February 1, 1999 (the “Prior Agreement”);

WHEREAS, the Prior Agreement provides severance payments to Executive in the event that Executive’s employment with the Company or the Bank is thereafter terminated in connection with a change in control of the Company or the Bank;

WHEREAS, the parties desire to amend and restate the Prior Agreement in order to (i) provide for separation payments to Executive for a 24-month period following a change in control, (ii) update the terms of the Agreement for compliance with applicable provisions of the Internal Revenue Code, and (iii) provide for periodic renewal of the Agreement; and

WHEREAS, in order to ensure that there is sufficiency of consideration to support the modification of the Prior Agreement, the parties have determined that the terms of this amended and restated Agreement provide additional benefits to Executive;

NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows to amend and restate in its entirety the Prior Agreement as set forth herein, such terms of this Agreement to be effective as of December 18, 2015 (the “Effective Date”):

ARTICLE I. DEFINITIONS

Terms used in this Agreement that are defined are indicated by initial capitalization of the term. References to an “Article” or a “Section” mean an article or a section of this Agreement. In addition to those terms that are specifically defined herein, the following terms are defined for purposes hereof:

“Affiliate.” Affiliate means the Bank and any entity that is a parent or subsidiary organization of the Company or the Bank.

“Cause.” A termination of Executive’s employment for Cause means a termination of employment on account of any of the events described below. Termination for Cause is further conditioned on the Company or its Affiliate, as appropriate, providing written notice to Executive of its intent to terminate within 90 days of the date that the Cause event has occurred or is initiated and Executive does not materially cure such condition within 30 days after receiving such notice.

(1)	Executive has engaged in an act of misconduct or dishonesty that is injurious to the Company or an Affiliate;

(2)	Executive has engaged in an act of fraud, embezzlement, theft, or any other crime of moral turpitude (without necessity of formal criminal proceedings being initiated);

(3)	Executive has willfully violated a material Company policy or procedure; or

(4)	Executive has been suspended and/or temporarily prohibited from participating in the affairs of the Company or an Affiliate by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §§1818(e)(3) and (g)(1)) or other law or regulation.

The existence of a Cause event shall be determined in good faith by the Board of Directors of the Company or the Compensation Committee of the Company’s Board of Directors. The Company shall have sole discretion in making its determination that an event constituting Cause has occurred; provided, however, that such determination must be made in a reasonable and good faith manner.

“Change in Control” means a transaction or circumstance in which any of the following have occurred:

(1)	the merger, acquisition or consolidation of the Company or the Bank with any other corporation pursuant to which the other corporation immediately after such merger, acquisition or consolidation owns more than 65% of the voting securities (defined as any securities which vote generally in the election of directors) of the Company or the Bank, as applicable, outstanding immediately prior thereto or more than 65% of the Company’s or the Bank’s, as applicable, total fair market value immediately prior thereto;

(2)	the date that any person, or persons acting as a group, as described in Treas. Reg. § 1.409A-3(i)(5) (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlling the Company or owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (as determined under Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by the Company’s then outstanding voting securities (as defined above);

(3)	the date that a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company before the date of the appointment or election; or

(4)	the date that any Person acquires (or has acquired within the 12-month period ending on such date) assets from the Company that have a gross fair market value equal to 40% or more of the fair market value of the Company’s total assets; provided, however, that any of the following acquisitions will be excluded from such calculation:

(i)	an acquisition by a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to its stock;

(ii)	an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;

(iii)	an acquisition by a Person that owns directly or indirectly 50% or more of the total value or voting power of the outstanding stock of the Company; or

(iv)	an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by a Person described in paragraph (iii) above.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee.” The Executive Compensation and Stock Incentive Committee of the Company’s Board of Directors or any successor committee duly appointed thereby.

“Good Reason.” A termination of employment for Good Reason means a resignation or other termination of employment by Executive for any of the reasons described below, provided that such condition is not initiated by Executive or with Executive’s consent. Good Reason is further conditioned on Executive providing written notice to BancorpSouth of Executive’s intent to terminate within 90 days of the date that the Good Reason condition is initiated and the Company or an Affiliate, as appropriate, does not materially cure such condition within 30 days after receiving such notice.

(1)	A material diminution in Executive’s base salary or target annual bonus or incentive compensation opportunity.

(2)	A material diminution in Executive’s authority, duties, or responsibilities.

(3)	A requirement that Executive report and be subject to the authority of an officer or employee of the Company or an Affiliate who is not the chief executive officer of BancorpSouth.

(4)	A relocation of Executive’s principal place of employment by 50 miles or more.

(5)	Any material breach of this Agreement by the Company or the Bank or the failure of any successor to assume this Agreement on and after a Change of Control.

ARTICLE II. CHANGE IN CONTROL TERMINATION PAYMENT

Section 2.1 Benefits.

(a) Amount. Upon the occurrence of a Change in Control, and subject to the conditions, limitations and adjustments that are provided for herein, the Company will provide to Executive the sum of the amounts described below if, within the 12-month period following such Change in Control, Executive’s employment with the Company and its Affiliates is terminated for reasons other than Cause or is terminated for Good Reason:

(1)	An amount equal to 200% of Executive’s annual base compensation determined by reference to Executive’s base salary in effect at the time of Change in Control.

(2)	An amount equal to 200% of the highest annual bonus that Executive would be eligible to receive with respect to the fiscal year ending during which the Change in Control occurs.

(3)	For a period of 24 months, Executive shall continue to participate in BancorpSouth’s health and welfare benefit plans, to the extent post-employment participation is permitted thereunder. Continued participation in BancorpSouth’s group health benefit plans by Executive shall be subject to the restrictions of COBRA, provided that Executive shall be permitted to continue coverage under COBRA at the same rate that applies to similarly situated executive officers of the Company. To the extent that Executive cannot participate in such benefit plans, Executive shall receive a lump sum cash payment equal to the value of such participation during the 24-month period.

(4)	For a period of 24 months, participation in general and executive fringe benefits offered to similarly situated executive employees immediately prior to the Change in Control, to the extent that post-employment participation is permitted under the applicable benefit plan, program, arrangement or policy. To the extent that Executive cannot participate in any such benefit plan program, arrangement or policy, Executive shall receive a lump sum cash payment equal to the value of such participation during the 24-month period.

(5)	Unless specified otherwise in an equity incentive award agreement, immediate vesting of all equity incentive awards.

(b) Adjustments. Notwithstanding anything herein to the contrary, the amounts and the timing of payments under Section 2.1(a) shall be adjusted in accordance with Section 2.2.

(c) Time for Payment; Interest. The cash amounts payable under this Section 2.1 shall be paid to Executive in a single lump sum within ten days following the date of termination of employment. The Company’s obligation to pay to Executive any amounts under this Section 2.1 will bear interest at the lesser of (i) 10% or (ii) the maximum rate allowed by law until paid by the Company, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest will be compounded annually.

(d) Troubled Institution Limitations. All payments and benefits hereunder are subject to the limitations on golden parachute and indemnification payments that may apply pursuant to 12 U.S.C. § 1828(k) and FDIC Regulation at 12 C.F.R. Part 359 or any other applicable law that may prohibit or limit payments under this Agreement. If certain circumstances occur that would limit payments hereunder, this limitation shall be applied by reducing the payments and benefits that exceed legal limitation unless consent to such payments is obtained pursuant to such regulations.

2.2 Limitation of Payments.

(a) Golden Parachute. Notwithstanding anything in this Agreement to the contrary, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) and the benefits and payments provided for in this Agreement, together with any other payments or vesting of equity awards which Executive has the right to receive on account of a “change in control” (defined for this purpose in section 280G of the Code) would in the aggregate result in a “parachute payment” (as defined in section 280G(b)(2) of the Code) to Executive, the amount of such change in control payments shall be reduced by the Company so that the aggregate of payments to Executive is the maximum change in control payment that does not constitute a parachute payment (such amount referred to herein as the “Safe Harbor Payment”); provided, however, such reduction shall not be applied if the net payment to Executive (after considering the effect of applicable excise taxes under section 4999 of the Code) is greater than the Safe Harbor Payment. If, as a result of the above calculations, payments or benefits are to be reduced to the Safe Harbor Payment, the reduction shall be applied in the following order: (i) cash severance pay that is exempt from section 409A; (ii) any other cash severance pay; (iii) continued health care benefits; (iv) any restricted stock; (v) any equity awards other than restricted stock and stock options; and (vi) stock options. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by an independent advisor designated by the Company and reasonably acceptable to Executive (the “Independent Advisor”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of sections 280G and 4999 of the Code; provided that the Independent Advisor shall assume that Executive pays all taxes at the highest marginal rate in the absence of clear evidence to the contrary. The Company and Executive shall furnish to the Independent Advisor such information and documents as the Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Section.

(b)	Section 409A.

(1)	A payment of any amount or benefit paid to Executive that is subject to section 409A of the Code and payable on account of termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of section 409A of the Code and the regulations promulgated thereunder. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms shall mean “separation from service” within the meaning of section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or otherwise, if at the time of Executive’s “separation from service” Executive is a “specified employee” (as defined under section 409A of the Code), payments of “deferred compensation” (as defined under section 409A of the Code) that Executive would otherwise be entitled to receive in connection therewith during the six month period following the separation from service, whether paid under this Agreement or otherwise, will instead be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Executive’s death. This paragraph shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under section 409A of the Code.

(2)	Nothing in this Agreement shall be construed to obligate the Company to make an impermissible acceleration or deferral of payments under section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. To the extent that payments hereunder would constitute an impermissible acceleration or deferral, payments shall be made in accordance with the terms of the applicable plan, program, arrangement or policy or at the time permitted under section 409A of the Code.

ARTICLE III. TERM OF AGREEMENT AND RENEWAL

The initial term of this amended and restated Agreement shall commence on the Effective Date and shall expire on December 31, 2017. On December 31, 2015 and on each anniversary thereof (each a “Renewal Date”), the term of this Agreement shall automatically be extended for a period of one additional year beyond the then-current term unless the Company has provided notice to Executive of non-renewal prior to such Renewal Date.

ARTICLE IV. GENERAL TERMS

Section 4.1 Notices. Any notice under this Agreement must be in writing and may be given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person, to the relevant address set forth below, or to such other address as the recipient of such notice or communication has specified in writing to the other party hereto in accordance with this Section:

If to BancorpSouth to:

BancorpSouth, Inc.

Chief Human Resource Officer

One Mississippi Plaza

Tupelo, MS 38804

Notice to Executive may be to the then-current address of Executive on the records of BancorpSouth.

Section 4.2 Withholding; No Offset. All payments required to be made by the Company under this Agreement to Executive will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Executive may owe to BancorpSouth or any other person, except as required by law.

Section 4.3 Entire Agreement. This Agreement constitutes the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

Section 4.4 Amendment. This Agreement may be amended in writing at any time by BancorpSouth, provided that the Executive’s written consent is required for any amendment that would diminish the benefits provided hereunder to Executive, except as may be necessary to maintain compliance with applicable provisions of the Code.

Section 4.5 Choice of Law. This Agreement and the performance hereof will be construed and governed in accordance with the internal laws of the State of Mississippi, without regard to its choice of law principles, except to the extent that federal law controls or preempts state law.

Section 4.6 Successors and Assigns. The obligations, duties and responsibilities of Executive under this Agreement are personal and shall not be assignable. In the event of Executive’s death or disability, this Agreement shall be enforceable by Executive’s estate, executors or legal representatives. BancorpSouth shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company or the Bank to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Executive, all of the obligations of BancorpSouth under this Agreement. As used in this Agreement, the terms “Company,” “Bank” and “BancorpSouth” shall mean the Company, the Bank and BancorpSouth as defined herein and any successor to their respective business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

Section 4.7 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

Section 4.8 Severability. The provisions of this Agreement and the benefits and amounts payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or benefit or payment shall be effective and binding upon the parties.

Section 4.9 Attorneys’ Fees. In the event BancorpSouth or Executive breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then the breaching or defaulting party agrees to pay the other party the reasonable attorneys’ fees and costs incurred to enforce this Agreement.

Section 4.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[signature page follows]

SIGNATURE PAGE

IN WITNESS WHEREOF, the Company, Bank and Executive have caused this Agreement to be executed on the day and year indicated below to be effective as described above.

EXECUTIVE

/s/ James Ronald Hodges James Ronald Hodges		December 18, 2015 Date

BANCORPSOUTH, INC.

By:	/s/ James D. Rollins III	December 18, 2015 Date
James D. Rollins III
Chief Executive Officer

BANCORPSOUTH BANK

By:	/s/ James D. Rollins III	December 18, 2015
	James D. Rollins III	Date
Chief Executive Officer